Exhibit 99.1

	Zales Jewelers	Executive Office:

	Zales Outlet	901 West Walnut Hill Lane

	Zale Direct	Irving, Texas 75038-1003

	Gordon’s Jewelers	972.580.4000
ZALE CORPORATION

	Peoples Jewellers	Fax 972.580.5523

	Mappins Jewellers	www.zalecorp.com

Piercing Pagoda

NEWS RELEASE

                                                                CONTACT:           David H. Sternblitz

                                                                                                Vice President and Treasurer

                                                                                                (972) 580-5047

ZALE CORPORATION REPORTS DILUTED EPS OF $1.16 FOR THE SECOND

QUARTER OF FISCAL 2008

DALLAS, Texas, February 21, 2008 - Zale Corporation (NYSE: ZLC), a leading specialty retailer of fine jewelry in North America, today announced earnings from continuing operations for the second quarter of fiscal 2008 of $52.7 million, or $1.16 per diluted share, compared to $77.1 million, or $1.57 per diluted share for the second quarter of fiscal 2007.  The second quarter ended January 31, 2007 included a $2.5 million, or $0.05 per diluted share, positive impact related to derivative accounting treatment for the Company’s gold and silver contracts.

“While these second quarter results are disappointing, I am convinced that Zale has a strong basis for improved performance as we again provide our value-oriented customer with an exceptional experience,” said Neal Goldberg, President and Chief Executive Officer.

“We intend to make Zale into a more nimble and efficient organization. We remain focused on the generation of free cash flow, achieving a high return on capital and maintaining financial rigor and discipline overall. Our first step is a reduction of $100 million in excess inventory.  We have conducted a detailed review by category and item and believe this product can be sold at a profit.  Through fiscal 2008 we expect a negative impact on gross margin of approximately 500 basis points which is expected to be more than offset by the positive impact on free cash flow. Although we plan to make some selective investments, this $100 million reduction is not intended to be replenished. These actions are designed to ensure Zale’s success and generate value for shareholders over the long-term.”

Second Quarter of 2008

•                  Total revenues for the second quarter ended January 31, 2008 were $828 million compared to $892 million last year, a decrease of 7.2%

•                  Comparable store sales for the second quarter decreased 7.3%

•                  Unrecognized revenues related to warranty sales increased $33 million or $0.44 per diluted share.  This compares to an increase in unrecognized revenue of $30 million or $0.37 per diluted share in the second quarter of last year.  Including the impact of unrecognized revenues, adjusted earnings are $1.60 per diluted share this year compared to $1.89 per diluted share excluding a $0.05 gain from derivatives last year.

•                  Retired 5.8 million shares during the second quarter. Anticipate retiring approximately 11 million shares in total once share repurchase program is completed.

First Half of 2008

•                  Total revenues for the six months ended January 31, 2008 were $1.205 billion compared to $1.274 billion last year, a decrease of 5.4%

•                  Comparable store sales for the six months ended January 31, 2008 decreased 5.1%

•                  Unrecognized revenue related to warranty sales increased $47 million or $0.61 per diluted share.  This compares to an increase in unrecognized revenue of $29 million or $0.36 per diluted share for the six months ended January 31, 2007.  Including the impact of unrecognized revenues, adjusted earnings are $1.16 per diluted share this year compared to $1.48 per diluted share excluding a $0.04 loss from derivatives last year.

•                  Earnings from continuing operations for the six months ended January 31, 2008 were $26.0 million, or $0.55 per diluted share, compared to $52.4 million, or $1.08 per diluted share for the six months ended January 31, 2007.  The six months ended January 31, 2007 included a $2.3 million, or $0.04 per diluted share, negative impact related to derivative accounting treatment for the Company’s gold and silver contracts.

A conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 800-679-2671 or 706-643-7467 five minutes prior to the scheduled start time.  A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations at 972-580-5047.

About Zale Corporation

Zale Corporation is a leading specialty retailer of fine jewelry in North America, operating over 2,150 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Outlet, Gordon’s Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates online at www.zales.com and www.gordonsjewelers.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release contains forward-looking statements, including statements regarding the strategies being implemented by the Company and their future success, including the reduction of inventory. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company’s actual results to differ materially from the results expressed in the forward-looking statements.  These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may not grow and may even decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; changes in regulatory requirements or in the Company’s private label credit card arrangement with Citi may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations. For other factors, see the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2007.  The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED SELECTED FINANCIAL INFORMATION

(Unaudited, Dollars in thousands, except per share amounts)

	Three Months Ended January 31,		Six Months Ended January 31,
	2008	2007	2008	2007
Revenues	$827,820	$891,529	$1,205,083	$1,273,855
Cost of Sales	419,810	432,482	598,886	612,592
Gross Margin	408,010	459,047	606,197	661,263
% of Revenue	49.3%	51.5%	50.3%	51.9%
Selling, General & Administrative	303,917	315,567	522,749	528,206
% of Revenue	36.7%	35.4%	43.4%	41.5%
Cost of Insurance Operations	1,483	1,601	3,212	3,182
Depreciation and Amortization	15,146	14,332	30,230	27,926
Derivative (Gain) Loss	—	(1,332)	—	7,228
Operating earnings	87,464	128,879	50,006	94,721
% of Revenue	10.6%	14.5%	4.1%	7.4%
Interest Expense	3,015	5,637	7,821	10,893
Earnings Before Income Taxes	84,449	123,242	42,185	83,828
Income Tax Expense	31,796	46,132	16,188	31,435
Earnings from continuing operations	52,653	77,110	25,997	52,393
Earnings from discontinued operations, net of taxes	8,181	10,950	6,480	9,272
Net Earnings	$60,834	$88,060	$32,477	$61,665

Basic Net Earnings Per Common Share:
Earnings from continuing operations	$1.16	$1.59	$0.55	$1.08
Earnings from discontinued operations	$0.18	$0.22	$0.14	$0.19
Basic Net earnings per share	$1.34	$1.81	$0.69	$1.27

Diluted Net Earnings Per Common Share:
Earnings from continuing operations	$1.16	$1.57	$0.55	$1.08
Earnings from discontinued operations	$0.18	$0.23	$0.14	$0.19
Diluted Net earnings per share	$1.34	$1.80	$0.69	$1.27

Weighted Average Number of Common Shares Outstanding:
Basic	45,242	48,567	47,164	48,389
Diluted	45,315	48,962	47,253	48,807

ZALE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET DATA

(Unaudited, Dollars in thousands)

	January 31,		Difference January 2008 vs January 2007
	2008	2007	Amount	Percent
ASSETS
Current Assets:
Cash and cash equivalents	$56,786	$32,282	$24,504	75.9%
Merchandise inventories	952,388	1,118,176	(165,788)	-14.8%
Other current assets	102,757	95,346	7,411	7.8%
Total current assets	1,111,931	1,245,804	(133,873)	-10.7%

Property and equipment	708,488	714,184	(5,696)	-0.8%
Less accumulated depreciation and amortization	(423,301)	(414,572)	(8,729)	2.1%
Net property and equipment	285,187	299,612	(14,425)	-4.8%

Goodwill	105,605	93,385	12,220	13.1%
Other assets	36,501	37,225	(724)	-1.9%
Total assets	$1,539,224	$1,676,026	$(136,802)	-8.2%

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$322,892	$408,184	$(85,292)	-20.9%
Deferred tax liability	47,731	64,190	(16,459)	-25.6%
Total current liabilities	370,623	472,374	(101,751)	-21.5%

Long-term debt	185,606	232,729	(47,123)	-20.2%
Deferred tax liability	9,240	12,860	(3,620)	-28.1%
Other liabilities	146,948	77,787	69,161	88.9%

Contingencies

Stockholders’ Investment:
Common stock	558	490	68	13.8%
Additional paid-in capital	141,276	131,836	9,440	7.2%
Accumulated other comprehensive income	56,092	27,426	28,666	104.5%
Accumulated earnings	900,589	870,524	30,065	3.5%
	1,098,515	1,030,276	68,239	6.6%
Treasury stock	(271,708)	(150,000)	(121,708)	81.1%
Total stockholders’ investment	826,807	880,276	(53,469)	-6.1%

Total liabilities and stockholders’ investment	$1,539,224	$1,676,026	$(136,802)	-8.2%

Reconciliation of GAAP Information to Non-GAAP basis for 2nd Quarter fiscal 2007, diluted:

	Three Months Ended January 31, 2007		Six Months Ended January 31, 2007
	Amount	Per Share	Amount	Per Share
Net Earnings from Continuing Operations, Per Above	$77,110	$1.57	$52,393	$1.08
Impact of Derivatives	(2,535)	(0.05)	2,256	0.04
Change in Deferred Revenue	18,196	0.37	17,448	0.36
Net Earnings, as adjusted	$92,771	$1.89	$72,097	$1.48

Impact on GAAP Information from Deferred Revenue for 2nd Quarter fiscal 2008, diluted:

	Three Months Ended January 31, 2008		Six Months Ended January 31, 2008
	Amount	Per Share	Amount	Per Share
Net Earnings from Continuing Operations, Per Above	$52,653	$1.16	$25,997	$0.55
Change in Deferred Revenue	19,954	0.44	28,714	0.61
Net Earnings, as adjusted	$72,607	$1.60	$54,711	$1.16

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